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                                                                     EXHIBIT 2.4


                      SUPPLEMENTAL ENVIRONMENTAL INDEMNITY


         ALAMAC SUB HOLDINGS, INC., a Delaware corporation, AIH, INC., a Delaware corporation, WESTPOINT STEVENS INC., a Delaware corporation, and DYERSBURG CORPORATION, a Tennessee corporation, having entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated July 15, 1997, among themselves, do hereby agree as follows:

         1. Unless otherwise defined herein, all capitalized terms shall have the meaning provided in the Purchase Agreement.

         2. This Supplemental Environmental Indemnity (the "Agreement") is intended to supplement the Purchase Agreement. To the extent any provision of this Agreement contradicts any provision contained in the Purchase Agreement, the parties agree that the provisions of this Agreement shall control.

         3. The Phase II Investigation referenced in Section 10.5(a) of the Purchase Agreement and the Supplemental Agreement Relating to the Phase II Environmental Investigation attached thereto, as conducted to date, has identified the presence of perchloroethylene and related chemical constituents derived from the degradation of perchloroethylene (collectively "PERC") in the soils and groundwater at the Company's Facility in Lumberton, North Carolina.

         4. The parties agree that, to the extent the transaction contemplated by the Purchase Agreement closes, the PERC identified by the completed Phase II Investigation, together with any such PERC that has migrated or moved off-site before or after Closing, constitutes a Known Environmental Condition and the Losses incurred by the parties to investigate and remediate the PERC shall be borne by the parties in accordance with Section 10.5 of the Purchase Agreement.

         5. In addition to those obligations set forth in Section 10.5 of the Purchase Agreement and subject to paragraph 4 above, each of Seller and WPS (the "Indemnitors") jointly and severally agrees that it shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any third-party claims, actions, suits, or proceedings and any associated judgments or costs, including, but not limited to, reasonable attorney



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fees and expenses, brought against any of the Purchaser Indemnified Parties, alleging personal injury, economic loss or property damage, including claims for exemplary or punitive damages, arising out of or related to the release, disposal or other presence of PERC at the Company's Lumberton Facility at or prior to Closing, together with any such PERC that has migrated or moved off-site before or after Closing. All other third party claims that relate to matters which either are a breach of the representations and warranties contained in Section 4.17 of the Purchase Agreement or are Known Remedial Activities shall constitute Losses subject to indemnification pursuant to
Section 10.5 of the Purchase Agreement.

         6. The indemnification procedures set forth in Section 10.4 of the Purchase Agreement, but not Section 10.2(b) thereof, shall govern any claim made pursuant to paragraph 5 above.

         7. The Indemnitors' obligation under paragraph 5 of this Agreement shall survive until the expiration of the statutes of limitations applicable to such third-party damage claims and, with respect to any claim brought within an applicable statute of limitation, until final resolution of that claim.

         8. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, on the fifth Business Day after being mailed by certified mail, return receipt requested, the next Business Day after delivery to a recognized overnight courier or when sent by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this Section 12.7):

    If to WPS, Seller or the Company, to:

         WestPoint Stevens, Inc.
         507 West Tenth Street
         West Point, Georgia 31833
         Attention; General Counsel
         Facsimile: 706-645-4396

    If to Purchaser, to:

         Dyersburg Corporation
         1315 Phillips Street
         Dyersburg, Tennessee 38024
         Attention: President



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                Facsimile:  615-286-3411

        9. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by WPS, Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; except that before or after the Closing the Purchaser shall have the right, without such consent, to assign to a direct or indirect wholly-owned subsidiary of Purchaser its rights and obligations hereunder, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

        10. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of August
20, 1997.

                                  ALAMAC SUB HOLDINGS INC.



                                  By:  /s/ Morgan M. Schuessler
                                       -----------------------------
                                       Name: Morgan M. Schuessler
                                       Title: President



                                  AIH INC.



                                  By:  /s/ Morgan M. Schuessler
                                       -----------------------------
                                       Name: Morgan M. Schuessler
                                       Title: President





                                  WESTPOINT STEVENS INC.

                                  By:  /s/ Morgan M. Schuessler
                                       -----------------------------
                                       Name: Morgan M. Schuessler
                                       Title: Exec. V.P.-Finance and
                                              Chief Financial Officer




                                  DYERSBURG CORPORATION

                                  By:  /s/ W.S. Shropshire, Jr.
                                       -----------------------------
                                       Name:  William S. Shropshire, Jr.
                                       Title: Executive Vice-President
                                                and Chief Financial Officer
                                                Secretary and Treasurer



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